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BANCORP RHODE ISLAND, INC.

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Bancorp Rhode Island, Inc. sent the following letter to its shareholders on April 4, 2007.

IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS

April 4, 2007

Dear Fellow Shareholder:

As you may know, PL Capital Group (“PL Capital”), a hedge fund with a reputation for aggressively attacking community banks for short-term gains, has initiated a proxy contest to nominate its two principals, Richard J. Lashley and John W. Palmer, to your Board of Directors. Your Board strongly urges all Bancorp Rhode Island shareholders NOT to take any action in response to the dissident shareholder’s proxy materials and NOT to sign any green proxy card you might receive from PL Capital.

With BancorpRI’s Annual Meeting of Shareholders less than six weeks away, we urge you to vote FOR ALL of your Board’s nominees – John R. Berger, Richard L. Bready, Mark R. Feinstein, Michael E. McMahon and Pablo Rodriguez, M.D. – all of whom have extensive financial and business experience, along with an understanding of the Rhode Island market – by signing, dating and returning the enclosed WHITE proxy card.

YOUR BOARD IS FIRMLY COMMITTED TO CREATING SUPERIOR VALUE FOR ALL SHAREHOLDERS AND IS TAKING ALL APPROPRIATE STEPS TO ACHIEVE THAT GOAL

Since its inception in 1996, BancorpRI has consistently generated exceptional investment returns1 for our shareholders compared to virtually all relevant indices:

	One Year	Three Year	Five Year	Ten Year
Bancorp Rhode Island	31.98%	13.25%	24.37%	19.16%
SNL Micro Cap Bank & Thrift	18.03%	7.89%	12.82%	15.34%
SNL New England Bank	13.13%	12.55%	21.47%	20.43%
Russell 3000	15.71%	11.26%	8.66%	10.12%

BancorpRI’s creation of shareholder value during the past decade is a direct result of our execution of the strategic plan adopted by your Board of Directors, which includes:

•	Leveraging our keen understanding of the needs of the local marketplace;

•	Developing a high-value commercial business niche, an attractive retail customer base and an expanded branch footprint; and

•	Investing for the long-term in our people, franchise, infrastructure and community.

_________________________

1 As of December 31, 2006; Source: SNL Website

BancorpRI has a proven ability to grow our franchise organically. We have an outstanding compound annual growth rate of 19% for commercial loans over the past 10 years. During 2006, when many of our competitors experienced slow to no commercial loan growth, our commercial portfolio increased by $81.5 million, the largest amount in our history. This growth represents the continued expansion of a product line with significant future potential. Furthermore, our commercial loan growth has not come at the expense of our asset quality, as our nonperforming loans have remained at nominal levels.

We have also had impressive deposit growth. BancorpRI boasts a compound annual deposit growth rate of over 9% for the last 10 years, as compared to Rhode Island’s total deposits statewide, which grew at a compound annual rate of less than 4%2. Notably, in 2006, when our competitors struggled for deposit growth, we grew demand deposit account balances and total deposits by an impressive 8% and 4%, respectively.

While the current interest rate environment presents earnings challenges for the entire banking sector, we believe BancorpRI’s strategic plan will allow us to continue to capitalize on growth opportunities as they emerge. This plan includes increasing capacity while controlling expenses; further enhancing value-added customer contact and cross-selling capabilities; improving efficiencies across the business; and expanding our product and service offerings.

Without question, BancorpRI has great franchise value and your Board is confident that our strategic direction will continue to leverage this value for the benefit of all shareholders. However, consistent with its fiduciary obligations, your Board has always taken responsible and appropriate steps in evaluating all opportunities to enhance shareholder value, including potential mergers and acquisitions. Ryan Beck & Co., Inc., which has served as our financial advisor since 2004, assists your Board in evaluating current operations as well as providing strategic insight on the banking industry and all potential value-creation opportunities.

PL CAPITAL’S CANDIDATES DO NOT ADD ANY NEW EXPERTISE TO YOUR BOARD AND

LACK THE OBJECTIVITY TO REPRESENT THE INTERESTS OF ALL SHAREHOLDERS

The BancorpRI Board is comprised of seasoned business, financial and civic leaders who are actively engaged in building long-term shareholder value. In distinct contrast to your Board’s value-creating initiatives, we believe the dissident nominees have not offered credible strategies to deliver superior value to all shareholders.

In response to the dissidents’ request for two board seats, the Board’s Governance and Nominating Committee, which is comprised solely of independent directors, met with Messrs. Palmer and Lashley. When asked to provide their ideas for increasing shareholder value, they failed to provide any insight whatsoever with respect to a strategic direction for BancorpRI. And, in contrast to your current Board of Directors – which is comprised of individuals who have strong ties to the Rhode Island community – the dissident nominees have minimal knowledge of the markets we serve and offer NO plan for BancorpRI’s future. Moreover, PL Capital’s strong bias for a sale is not consistent with the Board’s commitment to an impartial evaluation of the best means of creating superior shareholder value.

The BancorpRI Board of Directors – which, with the exception of the CEO, is comprised of entirely independent directors (14 out of 15) – is acutely aware of its fiduciary duties and is committed to acting in the best interest of all shareholders. Your Board’s nominees, all of whom are independent, have wide-ranging and valuable expertise. Your candidates include:

_________________________

2 From 06/30/96 to 06/30/06; Source: FDIC Share of Deposit Data

•

John R. Berger: Mr. Berger is currently Chief Executive Officer of StockShield, Inc., a Connecticut-based firm specializing in equity risk management. Mr. Berger has more than 30 years of financial and banking experience, with broad management expertise in finance, mergers & acquisitions, investments, asset & liability management, interest rate risk and corporate data processing. Previously, Mr. Berger served as Executive Vice President and Director of Mergers and Acquisitions (1993-94) and Executive Vice President and Chief Investment Officer (1985-93) at Shawmut National Corporation, a $30 billion commercial bank that is now part of Bank of America. He is a graduate of New York University and the Amos Tuck School of Business at Dartmouth.

•

Richard L. Bready: Mr. Bready is Chairman and Chief Executive Officer of Nortek, Inc., a Rhode Island-based leading international designer, manufacturer and marketer of high-quality branded products for residential and commercial use. In January 2003, Mr. Bready, other senior Nortek management and Kelso & Co., a firm specializing in private equity investing, took Nortek, then a NYSE-listed company, private. Nortek is currently owned by Thomas H. Lee Partners, L.P., Mr. Bready and other senior Nortek management. Prior to joining Nortek in 1975, Mr. Bready was an independent financial consultant and an audit manager with an international public accounting firm. He currently serves on the board of trustees of the Rhode Island Public Expenditure Council and the advisory board of Sterling Investment Partners. Mr. Bready is a Certified Public Accountant with a Bachelor’s Degree in Economics from Saint Anselm College and a Master’s Degree in Accounting from Northeastern University.

•

Mark R. Feinstein: Mr. Feinstein is the President of Northeast Management, Inc., an owner and operator of Blockbuster Video Franchise stores. Mr. Feinstein currently serves on the board of governors for Providence-based The Miriam Hospital, the loan committee of the Providence Economic Development Partnership and the board of directors for the Association of Blockbuster Franchisees. He is also the immediate past president of the Jewish Federation of Rhode Island. He has a B.S. in Management Engineering and an M.B.A. from Rensselaer Polytechnic Institute.

•

Michael E. McMahon: Mr. McMahon’s business experience spans more than 33 years, including founding Pine Brook Road Partners LLC, a private equity firm focused primarily on the energy and financial services sectors; founding RockPort Capital Partners, an energy and clean-tech venture capital firm; and heading global energy investment banking at Salomon Brothers and Lehman Brothers. Immediately prior to founding Pine Brook, Mr. McMahon served as Executive Director of the Rhode Island Economic Development Corporation and was also a member of the Governor’s cabinet. He previously served as Chairman of the Quonset Development Corporation and Chairman of the Slater Technology Fund. He currently serves on the board of directors of Transocean, Inc. and previously held directorships on a number of other public companies. Mr. McMahon holds an A.B. in American Civilization from Brown University and was a member of the Program for Management Development at Harvard Business School.

•

Pablo Rodriguez, M.D.: Dr. Rodriguez is currently the Chief Executive Officer of Women’s Care, Inc., the largest provider of reproductive health services in Rhode Island and serves as the Associate Chief of OB/GYN at Women & Infants Hospital. He is a founding member of the Minority Investment Development Corporation of Rhode Island and from 2002 until 2005 served as Chairman of The Rhode Island Foundation, the largest charitable foundation in the state. He also served as Chairman of the board of the International Institute of Rhode Island and led Progreso Latino’s successful capital campaign. He is a graduate of the University of Puerto Rico and The State University of New York at Buffalo Medical School.

We believe that the depth of experience and strategic vision of the company's Board of Directors and management team are essential to the company's success and makes us best suited to lead BancorpRI into the future. If the dissident nominees are elected, we believe that they will try to promote self-serving measures in order to receive an immediate short-term profit while depriving all other BancorpRI shareholders of the opportunity to realize a greater long-term return on their investment.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

ALL BANCORP RHODE ISLAND SHAREHOLDERS VOTE THE WHITE PROXY CARD

FOR ALL YOUR BOARD’S NOMINEES

Your vote is extremely important—no matter how many or how few shares you own. To vote your shares in favor of management, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the enclosed self-addressed, stamped envelope. Remember, even if you have previously returned a green proxy card, you have every legal right to change your vote—only your latest-dated proxy counts.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT GEORGESON, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (866) 425-8584 (BANKS AND BROKERS PLEASE CALL COLLECT AT (212) 440-9800).

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,

Malcolm G. Chace

Chairman of the Board

IMPORTANT INFORMATION

Bancorp Rhode Island, Inc. (“BancorpRI”) filed a definitive proxy statement in connection with its 2007 annual meeting of shareholders with the Securities and Exchange Commission on April 4, 2007. BANCORPRI SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of BancorpRI’s definitive proxy statement and any other documents filed by BancorpRI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of BancorpRI’s definitive proxy statement are also available for free at BancorpRI’s Internet website at www.bankri.com or by writing to Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903, Attention: Investor Relations. In addition, copies of BancorpRI’s proxy materials may be requested by contacting our proxy solicitor, Georgeson Inc. at (866) 425-8584 toll free.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of BancorpRI’s shareholders is available in BancorpRI’s definitive proxy statement filed with the Securities and Exchange Commission on April 4, 2007.